Exhibit 10.2

[SUMMER INFANT LETTERHEAD]

September 1, 2011

Private and Confidential

David Hemendinger

585 Cedar Avenue

East Greenwich, RI  02818

Dear Dave:

Further to our recent discussions in respect of your employment with Summer Infant (USA), Inc. (“Summer”), Summer is pleased to offer you a full-time position as the Chief Operating Officer (COO), to commence on TBD. This offer is being extended in consideration of the mutual covenants and agreements contained in this letter, which sets forth our mutual understanding and agreement regarding your employment with Summer pursuant to the following terms and conditions.  All offers of employment are conditional, subject to satisfactory results of background investigation, reference checks, pre-employment alcohol and drug tests, and production of documents sufficient to demonstrate identity and authorization to work.

Position and Responsibilities:

Your employment with Summer will commence on TBD. Your responsibilities will include, but are not limited to, the Chief Operating Officer for Summer Infant, Inc. in our Corporate Office in Woonsocket Rhode Island.  As the Chief Operating Officer you will report directly to the President of Summer (Jason Macari).

Compensation:

You will receive a bi-weekly (every two weeks) base salary of $ 10,769.23 (annualized equivalent of $280,000), subject to applicable withholding and other lawful deductions.

You will be eligible for Summer’s annual (Short Term Incentive) bonus program with a target equal to 30% of your base salary compensation based on company and personal performance.

You will also be eligible to participate in the company’s long-term incentive plan, and will be provided with an initial “hiring grant” of 10,000 stock options, plus 5,000 shares of restricted stock following a 90-day waiting period in accordance with the company’s Performance Equity Plan.

Performance Review and Benefits:

You will be eligible for a performance and salary review in February 2012.

You will also be eligible for Summer’s standard employee benefits subject to plan eligibility requirements. Summer’s current benefits include Medical benefits, Dental benefits, Vision Care, (available the first of the month following your date of hire), a 401K plan and match program (after 90 days), Long-Term Disability (after 90 days), a Flexible Spending Account, a Tuition Reimbursement Program (if eligible), generous Product Discounts and 20 days of Paid Time Off per year, accrued at a rate of 6.15 hours bi-weekly (includes vacation, sick and personal time).

Governing Law/At Will Employment:

Your employment with Summer shall be governed by and interpreted in accordance with the laws of the State of Rhode Island. By execution and delivery of this employment term letter, you irrevocably submit to and accept the exclusive jurisdiction of the courts in the State of Rhode Island and waive any objection (including any objection to venue or any objection based upon the grounds of forum non conveniens) which might be asserted against the bringing of any such action, suit or other legal proceeding in such courts.

Your employment with Summer is “at will”, in that either you or Summer have the right to terminate the employment relationship at any time, with or without cause.  This status may only be altered by written agreement, which is specific as to all materials terms and is signed by an authorized officer of Summer.  The terms of this employment letter do not, and are not, intended to create either an express and/or implied contract of employment with Summer for a definitive term.

Notwithstanding the foregoing, you will be entitled to protection against a change of control of Summer pursuant to the terms of a Change of Control Agreement in the form attached hereto as Attachment B (the “CC Agreement”).  In addition, if at any time Summer terminates your employment without Cause (as defined in the CC Agreement) or you terminate your employment with Summer for Good Reason (as defined in the CC Agreement), Summer hereby agrees to provide you with the Severance Benefits (as defined in the CC Agreement), provided that you comply with the restrictive covenants set forth in Section 3 of the CC Agreement for the Restricted Period as defined therein.

Employment Documentation:

Your employment with Summer is contingent upon your submission of satisfactory proof of your identity and legal authorization to work in the United States as well as completion of all employment related forms required by Summer.  If you fail to provide satisfactory documentation, federal law prohibits Summer from hiring you.

Expense Reimbursement:

Summer will pay and/or reimburse you for all expenses reasonably and necessarily incurred by you in the performance of your services while employed by Summer. Such payment shall be made upon presentation of such receipts or other documentation, as the Company customarily requires prior to making such payment or reimbursement.

Employment Manual:

During your employment with Summer you will be required to abide by Summer’s code of conduct, policies and procedures as set forth in Summer’s employee manual or as otherwise communicated to you in writing.

Please be advised that by accepting this offer of employment you are agreeing to be bound by and adhere to the terms and conditions set forth in Appendix A, attached hereto and incorporated herein.

Return of Employment Term Letter:

We are excited about this opportunity to work with you to build the Summer Brand and Business.  To accept this offer, please sign and date this page (as well as Appendix A and Appendix B) keep a copy for your records and return a copy to Human Resources.  We are extremely confident that your employment with us will prove mutually beneficial and we look forward to having you join our winning team!

Very truly yours,

Summer Infant USA, Inc.

By:	/s/ Mark Strozik

Name:	Mark Strozik
Title:	Vice President of Human Resources

I accept your offer of employment as set forth in this employment term letter.  I understand that my employment is “at will” and that either you or I can terminate my employment at any time, for any reason.  No oral commitments have been made concerning my employment.

David S. Hemndinger	/s/ David S. Hemendinger
Employee Name (please print)	Employee Signature

10/17/2011
Date

APPENDIX A

I.              Confidentiality and Non-Disclosure:

By signing this employment term letter you recognize and acknowledge that through your employment with Summer you will have access to certain confidential information relating to Summer and its affiliates, including, but not limited to, operational policies, financial information, marketing information, personnel information, trade secrets, customer information (including customer lists and analytical sales data), new products, and pricing and cost policies, that are valuable, special and unique assets of Summer (collectively, “Confidential Information”).  You agree not to use or disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except as is required in the course of performing your duties for Summer unless (i) such information becomes known to the public generally through no breach by you of this covenant or (ii) disclosure is required by law or any governmental authority or is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to this clause (ii), you shall give prior written notice to Summer and provide Summer with the opportunity to contest such disclosure.  You agree that, both during the term of your employment with Summer and for a one (1) year period after the termination of your employment with Summer, for whatever the reason, you will hold in a fiduciary capacity for the benefit of Summer and shall not, directly or indirectly, use or disclose, except as authorized by Summer in connection with the performance of your duties, any Confidential Information, that you may have or may acquire hereafter (whether or not developed or compiled by you and whether or not you have been authorized to have access to such Confidential Information).  The covenants contained herein shall survive your employment with Summer for a period of one (1) year thereafter; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, your obligations of confidentiality and non-disclosure as set forth herein shall continue to survive to the greatest extent permitted by applicable law.  These rights of Summer are in addition to rights Summer has under the common law or applicable statutes for the protection of trade secrets.

II.            Records and Property:

All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of Summer, which you shall use or prepare or come in contact with in the course of, or as a result of, your employment shall, as between the parties, remain the sole property of Summer.  Upon termination of your employment with Summer or upon the prior demand of Summer, you agree to immediately return all such materials and shall not thereafter cause removal thereof from the premises of Summer.  Further, you agree to disclose and assign to Summer as its exclusive property, all ideas, writings, inventions, discoveries, improvements and technical or business innovations made or conceived by you, whether or not patentable or copyrightable, either solely or jointly with others during the course of your employment with Summer, whether or not made or conceived during regular hours of work or otherwise, which are along the lines of the business, work or investigations of Summer or its affiliates.

III.           Non Compete/Non Solicitation:

By signing this employment term letter you acknowledge that: (i) the knowledge and experience that you will acquire in the course of employment by Summer as the COO will make Summer particularly vulnerable to competition by you both during the term of your employment with Summer and after the termination of this Agreement, (ii) you will be privy to Confidential Information and trade secrets as defined above, (iii) you will have personal contact with present vendors and customers of Summer, (iv) that Summer competes in a highly competitive market environment, and (v) the provisions of this non compete are reasonable and necessary to protect the business of Summer. As such, you agree as follows:

(a)           During your employment by Summer and for a period of one hundred eighty (180) days after your termination of your employment with Summer for whatever the reason for termination, you shall not, directly or indirectly, be an owner, partner, director, manager, officer or employee of, consultant or advisor to, or otherwise render services to or be associated with, any business or activity in the geographic area (defined below) that is substantially similar to or competitive with the business conduct by Summer at the time of your termination of employment, except that you may own not more than one percent (1%) of any class of securities of any business (but without otherwise participating in the activities of such business) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934-1;

(b)   You will not, for your benefit or for the benefit of any other person, for a period of 180 days after the termination of your employment by Summer, for whatever the reason, solicit business of the same or similar type or competitive with the business being carried on by Summer as of the date of your termination, from any supplier and/or customer of Summer, whether or not (i) you had personal contact with such person during your employment with Summer; and (ii) the relationship between the supplier and/or customer and Summer was originally established through the efforts of you; and

(c)  You will not, for your own benefit or for the benefit of any other person, for a period of 180 days after the termination of your employment by Summer, for whatever the reason (i) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is an employee of the Company or was an employee during the six (6) months preceding the termination of your employment with Summer or in any manner induce or attempt to induce any employee of Summer to terminate the employee’s employment with Summer, or (ii) interfere with the business relationship of the Company with any person, including any employee, contractor, supplier or customer of the Company.

The geographic areas in which the restrictions provided for in subparagraph (a) above apply include all of North America and all other countries in which Summer (or any of its affiliates or subsidiaries) are conducting business at the time of termination of your employment with Summer.

If any of the your agreements set forth in this employment letter agreement is held to be unreasonable, arbitrary, or against public policy, such agreement will be considered to be divisible as to scope, duration and geographic area, and such lesser scope, duration or geographic area, or all of them, as a court of competent jurisdiction determines to be reasonable, not arbitrary or not against public policy, will be effective, binding, and enforceable against you.

IV.           Tolling of Period of Restraint:

You expressly acknowledge and agree that in the event the enforceability of any of the terms of this employment term letter shall be challenged in court and you are not enjoined from breaching any of the restraints set forth in this employment term letter, then if a court of competent jurisdiction finds that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

V.            Acknowledgements/Remedies:

You acknowledge that the injury that would be suffered by Summer as a result of a breach of the provisions of this employment term letter would be irreparable, and that an award of monetary damages to Summer for such a breach would be an inadequate remedy. Consequently, Summer will have the right, in addition to any other rights it may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions of this employment term letter, and Summer will not be obligated to post bond or other security in seeking such relief.

David S. Hemendinger	/s/ David S. Hemendinger
Employee Name (please print)	Employee Signature

10/17/2011
Date

APPENDIX B

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”), dated and effective as of                            , 2011 (the “Effective Date”), is entered into by and between Summer Infant (USA), Inc., a Rhode Island corporation (the “Company”), and the Employee of the Company named on the signature page hereto (the “Employee”).

Preliminary Statements

The Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its shareholders to assure itself of the continued availability of the services of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with certain severance benefits upon a Change of Control.

Agreement

In consideration of the foregoing premises and the respective covenants and agreements of the parties set forth below, and intending to be legally bound hereby, the parties agree as follows:

1.             Incentive for Continuous Employment.  If prior to the last day of the 12th full calendar month following the date of occurrence of an event constituting a Change of Control (it being recognized that more than one event constituting a Change of Control may occur in which case the 12-month period shall run from the date of occurrence of each such event) (i) the Company terminates the Employee’s employment other than (A) for Cause (as herein defined), or (B) because of the Employee’s Disability (as defined below) or death, or (ii) the Employee terminates his employment for Good Reason (as herein defined) (any such termination in clauses (i) or (ii) being referred to as a “Payment Event”), then, within ten (10) business days (or such other time as specified in Section 9(r) hereof) after such termination (the “Payment Date”) the Employee shall be entitled to receive from the Company a cash payment (the “Payment”) in one lump sum equal to the sum of: (i) the Payment Percentage provided for on Schedule 1 attached to this Agreement (“Schedule 1”), multiplied by the Employee’s annual base salary as in effect at the time of such termination and (ii) the average of the Employee’s annual cash bonuses from the Company for the two fiscal years (whether or not paid so long as accrued and declared by the Company) preceding the fiscal year in which such termination occurs.  In addition, the Employee shall be entitled to the severance benefits listed on Schedule 1 (the “Severance Benefits”). The Employee shall not be entitled to any Payment or any Severance Benefits if the Employee terminates the Employee’s employment without Good Reason.

2.             Definitions.  In addition to the capitalized terms used and defined elsewhere in this Agreement, the following capitalized terms used in this Agreement shall, for purposes of this Agreement, have the meanings set forth below.

“Affiliate” shall mean any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and with respect to any natural person, includes the members of such person’s immediate family (spouse, children and parents, whether by blood, marriage or adoption, or anyone residing in such person’s home).

“Cause” shall mean the occurrence of one or more of the following:  (i) Employee’s willful and continued failure to substantially perform Employee’s reasonably assigned duties with the Company (other than any such failure resulting from incapacity due to disability or from the assignment to Employee of duties that would constitute Good Reason), which failure continues for a period of at least thirty (30) days after written demand for substantial performance has been delivered by the Company to the Employee which specifically identifies the manner in which the Employee has failed to substantially perform his duties; (ii) Employee’s willful conduct which constitutes misconduct and is materially and demonstrably injurious to the Company, as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board at which the Employee is provided an opportunity to be heard; (iii) Employee being convicted of, or pleading nolo contendere to a felony; or (iv) Employee being convicted of, or pleading nolo contendere to a misdemeanor based in dishonesty or fraud.

“Change of Control” shall mean (i) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) shall be considered as though such individual was a member of the Incumbent Board; or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions (but not including  an underwritten public offering of the Company’s common stock or other voting securities (or securities convertible into voting securities of the Company) for the Company’s own account registered under the Securities Act of 1933), in each case, with respect to which Persons who were shareholders of the Company immediately prior to such reorganization, merger, consolidation or other corporate transaction do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity’s then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned or terminated prior to being consummated); or (iii) the acquisition by any Person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, of more than thirty percent (30%) of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as a “Controlling Interest”) excluding any acquisitions by (x) the Company or any of its Affiliates, (y) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or (z) any Person, entity or “group” that as of the Effective Date owns beneficially (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) a Controlling Interest.

“Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least eight (8) weeks after its commencement, is determined to be total and permanent by a physical selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be affected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment.  In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked

“Good Reason” shall mean (i) the material diminution in Employee’s authority, duties or responsibilities; (ii) the relocation of Employee to a location more than thirty (30) miles from his employment location at the Effective Date; (iii) a material diminution in the Employee’s annual base salary as in effect immediately prior to such diminution, other than in connection with a general diminution in Company compensation levels and in amounts commensurate with the percentage diminutions of other Company employees of comparable seniority and responsibility; or (iv) any other action or inaction which constitutes a material breach by the Company or any of its Affiliates of any agreement under which the Employee provides services to the Company or any of its Affiliates.

No violation described in clauses (i) through (iv) above shall constitute Good Reason unless the Employee has given written notice to the Company specifying the applicable clause and related facts giving rise to such violation within ninety (90) days after the occurrence of such violation and the Company has not remedied such violation to the Employee’s reasonable satisfaction within thirty (30) days of its receipt of such notice.

“Person” shall mean any natural person or entity with legal status.

“Restricted Period” shall mean the period of time after termination of the Employee’s employment with the Company identified on Schedule 1.

3.         Restrictive Covenants.  The Employee acknowledges that in order to assure the Company that it will retain the value of its business relationships, it is reasonable that the Employee be limited in utilizing trade secrets and other confidential information of the Company, Employee’s special knowledge of the business of the Company and Employee’s relationships with customers, suppliers and others having business relationships with the Company in any manner or for any purpose other than the advancement of the interests of the Company, as hereinafter provided.  The Employee acknowledges that the Company would not enter into this Agreement and provide the benefits provided for herein without the covenants and agreements of the Employee set forth in this Section 3.  Notwithstanding anything else herein contained, the term “Company”, as used in this Section 3, shall refer to the Company and its Affiliates and their respective successors and assigns.

(a)           Confidentiality.  The Employee acknowledges that in the course of the Employee’s employment with the Company, Employee has had and is expected to continue to have extensive contact with Persons with which the Company has, had or anticipates having business relationships (including current and anticipated customers and suppliers), and to have knowledge of and access to trade secrets and other proprietary and confidential information of the Company, including, without limitation, the identity of Persons with whom the Company has, had or anticipates having business relationships, technical information, know-how, plans, specifications, and information relating to the financial condition, results of operations, employees, products and services, sources, leads or methods of obtaining new business, pricing formulae, methods or procedures, cost of supplies or services and marketing strategies of the Company or any other information relating to the Company that could reasonably be regarded as confidential or proprietary or which is not in the public domain (other than by reason of Employee’s breach of the provisions of this section) (collectively, the “Confidential Information”), and that such information, even to the extent it may be developed or acquired by or through the efforts of the Employee, constitutes valuable, special and unique assets of the Company developed or acquired at great expense which are the exclusive property of the Company.  Accordingly, the Employee shall not at any time, either during the time Employee is employed by the Company or thereafter, use or purport to authorize any Person to use, reveal, report, publish, transfer or otherwise disclose to any Person, any Confidential Information without the prior written consent of the Company, except for disclosures by the Employee required by applicable law (but only to the extent the Company is given a reasonable opportunity to object to such disclosure and protect the Confidential Information) to responsible officers of the Company and other responsible Persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company.  Without limiting the generality of the foregoing, the Employee shall not, directly or indirectly, disclose or otherwise make known to any Person any information as to the Company’s employees and others providing services to the Company, including with respect to their abilities, compensation, benefits and other terms of employment or engagement.  Upon the termination of the Employee’s employment with the Company, the Employee shall promptly deliver to the Company all files, correspondence, manuals, notes, notebooks, computer diskettes, tapes, reports and copies thereof, and all other materials relating to the Company’s business, including without limitation any materials incorporating Confidential Information, which are in the possession or control of the Employee.

(b)           Restriction on Competition.  During the Employee’s employment with the Company and thereafter during the Restricted Period, the Employee shall not, and shall not permit any Persons subject to Employee’s direction or control (including Employee’s Affiliates) to, directly or indirectly, whether alone or in association with others, as principal, officer, agent, consultant, employee, director or owner of any corporation, partnership, association or other entity, or through the investment of capital, lending of money or property, rendering of services or otherwise, engage in, influence, control, have an interest in or otherwise become actively involved with any business that competes with the Company.  The Employee acknowledges that the business of the Company is national and international in scope, as its current and anticipated customers and suppliers are located throughout the United States and abroad, and that it is therefore reasonable that the restrictions set forth in this Section 3(b) not be limited to any specified geographic area.

(c)           Non-solicitation.  During the Employee’s employment with the Company and thereafter during the Restricted Period, the Employee shall not, and shall not permit any Persons subject to Employee’s direction or control (including Employee’s Affiliates) to, directly or indirectly, on their own behalf or on behalf of any other Person (except the Company or its Affiliates), (i) call upon, accept business from, or solicit the business of any Person who is, or who had been at any time during the preceding twelve months, a customer or supplier of the Company, (ii) otherwise divert or attempt to divert any business from the Company, (iii)

interfere with the business relationships between the Company and any of its customers, suppliers or others with whom they have business relationships or (iv) recruit or otherwise solicit or induce, or enter into or participate in any plan or arrangement to cause, any Person who is an employee of, or otherwise performing services for, the Company to terminate his or her employment or other relationship with the Company, or hire any Person who has left the employ of or ceased providing services to the Company during the preceding twelve months.

(d)           Nondisparagement.  The Employee shall not at any time, either during the time Employee is employed by the Company or thereafter, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company (including its directors and employees and other providing services to the Company), or any of its products or services, nor shall the Employee engage in any other conduct or make any other statement that could reasonably be expected to impair the goodwill of any of them, the reputation of any products or services of the Company or the marketing of such products or services, in each case except as may be required by law, and then only after consultation with the Company to the extent possible.

(e)           Exception.  The ownership or control by the Employee or Employee’s Affiliates, as a passive investor, of up to two percent of the outstanding voting securities or securities of any class of an entity with a class of securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a violation of the provisions of this Section 3.

4.             Remedies.  The Employee agrees that the restrictions set forth in Section 3, including the length of the Restricted Period, the geographic area covered and the scope of activities proscribed, are reasonable for the purposes of protecting the value of the business and goodwill of the Company.  The Employee acknowledges that compliance with the restrictions set forth in Section 3 will not prevent Employee from earning a livelihood, and that in the event of a breach by the Employee of any of the provisions of Section 3, monetary damages would not provide an adequate remedy to the Company.  Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to seek injunctive and other equitable relief (without having to post bond or other security and without having to prove damages or the inadequacy of available remedies at law) to secure the enforcement of these provisions, and shall be entitled to receive reimbursement from the Employee for attorneys’ fees and expenses incurred by it in enforcing these provisions.  In addition to its other rights and remedies hereunder, the Company shall have the right to require the Employee to account for and pay over to it all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by the Employee from any breach of the covenants of Section 3, and may set off any such amounts due it from the Employee against any amounts otherwise due Employee from the Company.  If the Employee breaches any covenant set forth in Section 3, the running of the Restricted Period as to such covenant only shall be tolled for so long as such breach continues.  It is the desire and intent of the parties that the provisions of Sections 3 and 4 be enforced in full; however, if any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this Agreement relating to the time period, scope of activities or geographic area of restrictions is invalid or unenforceable, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable with respect only to the jurisdiction in which such adjudication is made.  If any other part of this Agreement is determined by such a court to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

5.             Termination of this Agreement.  This Agreement shall commence on the Effective Date and terminate on December 31, 2012, provided, however, that if an event constituting a Change of Control shall occur while this Agreement is in effect, this Agreement shall automatically be extended for twelve (12) months from the date the Change of Control occurs; provided that the Company may extend this Agreement in its sole discretion by written notice to the Employee.  For purposes of this Section 5 only (and not for purposes of determining whether the Payment and the Severance Benefits have become payable), a Change of Control shall be deemed to have occurred if the event constituting a Change of Control has been consummated on or prior to expiration of the term of this Agreement or if such event or one or more other events constituting a Change of Control have not been consummated but the material agreements for any of such events have been executed and delivered by the parties to any such event on or prior to expiration of the term of this Agreement (each such event being referred to as a “Pending Event”). For any Pending Event, this Agreement shall automatically be extended until such time as the related material agreements have been unconditionally terminated without consummation of the applicable Pending Event and if any such Pending Event is consummated pursuant to the related material agreements (as amended, restated, supplemented or otherwise modified), this Agreement shall further automatically be extended for twelve (12) months from the date each such Pending Event is so consummated. For avoidance of doubt and ambiguity, any event constituting a Change of Control that occurs after expiration of the term of this Agreement and during any extension of this Agreement as so extended by virtue of a Pending Event shall not result in this Agreement being extending after expiration of its term in accordance with the immediately preceding sentence.

6.             No Alteration of Employment Terms or Status.  Except as expressly provided in this Agreement, nothing herein shall alter in any way any of the terms of employment of the Employee, including without limitation the Employee’s rights with respect to any stock options or other equity based awards Employee may have been granted under the Summer Infant, Inc. 2006 Performance Equity Plan.  The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be “at-will”, as defined under applicable law.  If the Employee’s employment is terminated for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as may otherwise be established under the Company’s existing employee benefit plans or policies at the time of termination.

7.             Parachute Payments. (a) If Independent Tax Counsel (as defined below) determines that the aggregate payments and benefits provided or to be provided to the Employee pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Employee from the Company or any of its Affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) (“Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Employee would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 7(a), then no such reduction shall be made; provided, however, that in such case the provisions of Sections 7(b)(i) and 7(b)(ii) shall not be operative. The determination of the Independent Tax Counsel under this subsection (a) shall be final and binding on all parties hereto. The determination of which payments or benefits to reduce in order to avoid the Excise Tax shall be determined in the sole discretion of the Employee; provided, however, that unless the Employee gives written notice to the Company specifying the order to effectuate the limitations described above within ten (10) days of the Independent Tax Counsel’s determination to make such reduction, the Company shall first reduce those payments or benefits that will cause a dollar-for-dollar reduction in total Parachute Payments, and then by reducing other Parachute Payments, to the extent possible, in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date the reduction is to be made. Any notice given by the Employee pursuant to the preceding sentence, unless prohibited by law, shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlement to any benefits or compensation. For purposes of this Section 7(a), “Independent Tax Counsel” shall mean an attorney, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of Employee compensation tax law, who shall be selected by the Company and shall be acceptable to the Employee (the Employee’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company.

(b) (i) The Employee shall notify the Company in writing within thirty (30) days of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employee of an Excise Tax. Upon receipt of such notice, the Company may, in its sole discretion, contest such claim or provide the Employee with an additional payment (a “Gross-Up Payment”) intended to reimburse the Employee for any such Excise Tax and all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties with respect to such taxes (except to the extent such interest or penalty results from the Employee’s failure to act in accordance with the Company’s or a Affiliate’s reasonable directions or the Employee’s failure to exercise due care), or do nothing. If the Company notifies the Employee in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Employee shall:

(A) give the Company any information reasonably requested by the Company relating to such claim,

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C) cooperate with the Company in good faith in order to effectively contest the claim, and

(D) permit the Company to participate in any proceedings relating to the claim; provided, however, that the Company shall pay (or cause to be paid) directly all costs and expenses (including any interest and penalties, except to the extent such interest or penalty results from the Employee’s failure to act in accordance with the Company’s or an Affiliate’s reasonable directions or the Employee’s failure to exercise due care) incurred in connection with the contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income or other tax, including interest and penalties with respect thereto (except to the extent such interest or penalty results from the Employee’s failure to act in accordance with the Company’s or a Affiliate’s reasonable directions or the Employee’s failure to exercise due care), imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall, unless prohibited by law, advance (or cause to be advanced) the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto (except to the extent such interest or penalty results from the Employee’s failure to act in accordance with the Company’s or a Affiliate’s reasonable directions or the Employee’s failure to exercise due care), imposed with respect to such advance or with respect to any imputed income with respect to such advance. If the advancement described in the preceding sentence is prohibited by law, the Company and the Employee shall cooperate in an effort to determine an alternative approach to payment of the claim in a manner permitted by applicable law and consistent with the original intent and economic benefit to the Employee of this provision.

(ii) If, after the receipt by the Employee of an amount advanced by the Company  pursuant to Section 7(b)(i), the Employee becomes entitled to receive a refund with respect to a payment by the Company with respect to such claim, the Employee shall, within ten (10) days after the receipt of such refund, pay to the Company the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto.

(iii) Notwithstanding anything herein to the contrary, this Section 7(b) shall be interpreted (and, if determined by the Company to be necessary, reformed) to the extent necessary to fully comply with the Sarbanes-Oxley Act and Section 409A of the Code; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Employee of the applicable provision without violating the provisions of the Sarbanes-Oxley Act and Code Section 409A.

8.             Code Section 409A.  (a)      If any provision of this Agreement (or of any payment of compensation, including benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with the Employee, reform such provision to comply with Code Section 409A; provided that the Company agrees to make only such changes as are necessary to bring such provisions into compliance with Code Section 409A and to maintain, to the maximum extent practicable, the original intent and economic benefit to the Employee of the applicable provision without violating the provisions of Code Section 409A.

(b)           Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of his death (the “Deferral Period”). Upon the expiration of the Deferral Period, all payments and benefits deferred pursuant to this Section 8

(whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Employee that would not be required to be delayed if the premiums therefor were paid by the Employee, the Employee shall pay the full cost of premiums for such welfare benefits during the Deferral Period and the Company shall pay (or cause to be paid) to the Employee an amount equal to the amount of such premiums paid by the Employee during the Deferral Period promptly after its conclusion.

(c)           Any reimbursements by the Company to the Employee of any eligible expenses under this Agreement that are not excludable from the Employee’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Employee following the year in which the expense was incurred.  The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Employee, during any taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee.  The right to Taxable Reimbursements, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(d)           Payment of any Taxable Reimbursements under this Agreement must be made by no later than the end of the taxable year of the Employee  following the taxable year of the Employee in which the Employee remits the related taxes.

9.             Miscellaneous.

(a)           Entire Agreement.  This Agreement (including Schedule 1) sets forth the entire understanding of the parties with respect to the subject matter hereof and merges and supersedes any prior or contemporaneous agreements (whether written or oral) between the parties pertaining thereto, including without limitation any prior agreements, arrangements, understandings or commitments of any nature whatsoever relating to severance payments or other compensation in connection with termination of Employee’s employment.  The Employee acknowledges that he has read and understands the provisions of this Agreement.  The Employee further acknowledges that he has been given an opportunity for his legal counsel to review this Agreement and that the provisions of this Agreement are reasonable.

(b)           Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(c)           Waiver.  No waiver by any party of any of its rights under this Agreement shall be effective unless in writing and signed by the party against which the same is sought to be enforced.  No such waiver by any party of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement.  No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

(d)           Successors and Assigns.  The Employee shall not have the right to assign Employee’s rights or obligations hereunder.  The Company shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of the Employee, except in accordance with subsection (j) below.  Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and permitted assigns.  Except as otherwise specifically provided herein, the rights and obligations of the parties under this Agreement shall be unaffected by a Change of Control of the Company.

(e)           Additional Acts.  The Employee and the Company shall execute, acknowledge and deliver and file, or cause to be executed, acknowledged and delivered and filed, any and all further instruments, agreements or documents as may be necessary or expedient in order to consummate the transactions provided for in this Agreement and do any and all further acts and things as may be necessary or expedient in order to carry out the purpose and intent of this Agreement.

(f)            Communications.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered, on the business day following the day such communication is sent by national overnight delivery service, upon electronic confirmation of recipient’s receipt of a facsimile of such communication, or five days after being deposited in the United States mail enclosed in a registered or certified postage prepaid envelope, return receipt requested, and addressed to the recipient at the address set forth beneath the recipient’s signature to this Agreement, or sent to such other address as a party may specify by notice to the other party in accordance herewith, provided that notices of change of address shall only be effective upon receipt.

(g)           Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h)           Withholding Taxes.  The Company may withhold from amounts payable under this Agreement such federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation and the Company shall be authorized to take such action as may be necessary in the opinion of the Company’s counsel to satisfy all obligations for the payment of such taxes.

(i)            Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Rhode Island applicable to agreements made and to be performed entirely in such state, without regard to the conflict of laws principles of such state.

(j)            Consolidation, Merger or Sale of Assets.  If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity the term “Company” as used in this Agreement shall mean such other entity and this Agreement shall continue in full force and effect. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(k)           Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

(l)            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  In the event that any signature to this Agreement is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

(m)          Litigation; Prevailing Party.  If any litigation is instituted regarding this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall pay, all reasonable fees and expenses of counsel for the prevailing party.

(n)           Waiver of Jury Trial.  Each party hereto knowingly, irrevocably and voluntarily waives its right to a trial by jury in any litigation which may arise under or involving this Agreement.

(o)           Venue; Jurisdiction.  If any litigation is to be instituted regarding this Agreement, it shall be instituted in the state and federal courts located in Providence County, Rhode Island, and each party irrevocably consents and submits to the personal jurisdiction of such courts in any such litigation, and waives any objection to the laying of venue in such courts.  Service of process in any such litigation shall be effective as to any party if given to such party by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as provided in Section 9(f).

(p)           Remedies Cumulative.  No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

(q)           No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(r)           Release.  Notwithstanding any provision herein to the contrary, the Company shall not have any obligation to pay (or cause to be paid) any amount or provide any benefit under this Agreement unless and until the Employee executes, within sixty (60) days after a Payment Event, a release of the Company and its Affiliates and related parties, in such form as the Company may reasonably request, of all claims against the Company and its Affiliates and related parties relating to the Employee’s employment and termination thereof and unless and until any revocation period applicable to such release has expired.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have each duly executed this Agreement as of the date set forth above.

COMPANY:

SUMMER INFANT (USA), INC.

By:

Name:	Jason Macari
Title:	President and Chief Executive Officer

EMPLOYEE:

Name:	Dave Hemendinger

Address:	585 Cedar Avenue
East Greenwich, RI 02818

Schedule 1

Employee:	David Hemendinger

Position/Title:	Chief Operating Officer

Payment Percentage:	100%

Severance Benefits:

For a period commencing with the month in which termination of employment shall have occurred and ending twelve (12) months thereafter, the Employee and, as applicable, the Employee’s covered dependents shall be entitled to all benefits under the Company’s welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), as if the Employee were still employed during such period, at the same level of benefits and at the same dollar cost to the Employee as is in effect at the time of termination. If and to the extent that equivalent benefits shall not be payable or provided under any such plan, the Company shall pay or provide (or cause to be paid or provided) equivalent benefits on an individual basis. The benefits provided in accordance herewith shall be secondary to any comparable benefits provided to the Employee and, as applicable, the Employee’s covered dependents by another employer of the Employee.

Restricted Period:	12 months